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                                                                    EXHIBIT 99.2

Contacts:  Lisa Dabbon                      John Nesbett or Mary Ellen Adipietro
           FairMarket, Inc.                 Lippert/Heilshorn & Associates
           lisa.dabbon@fairmarket.com       jgn@lhai.com or mary@lhai.com
           781-376-5812                     212-838-3777

FOR IMMEDIATE RELEASE

                     FAIRMARKET REVISES 4TH QUARTER OUTLOOK


WOBURN, MASS., JANUARY 2, 2001 - FairMarket(sm), Inc. (Nasdaq: FAIM), a leading provider of dynamic pricing solutions for companies online, today announced it expects that revenue for the fourth quarter ended December 31, 2000 will be below the company's previous estimates. Despite the change in revenue expectations, the company expects to deliver an improved operating loss in Q4 compared to Q3, excluding its one time charge for an October work force reduction.

FairMarket expects revenue for the fourth quarter to be between $3.1 million and $3.3 million, compared to previous estimates of approximately $3.6 million. The company is writing off doubtful accounts, especially dot coms. It currently expects that revenue for the first quarter of 2001 will be in approximately the same range, with continued improvement in its operating loss.

"We have sharpened our focus on the large retailers, manufacturers and distributors for whom our discount and clearance solutions are delivering the greatest value, and are building from there," said Eileen Rudden, president and CEO of FairMarket. "Our revenue per customer increased for Q4 and we continue to expect substantial total revenue growth in 2001 on a comparable quarter basis," said Rudden. The company exited the year with approximately 70 customers.

One of the company's primary objectives is to achieve operating cash flow breakeven during the first quarter of 2002. Over the past three months, FairMarket has taken aggressive actions toward reaching that goal, including streamlining its operations and focusing on key customer segments which support its long-term strategy. As previously announced, the company will be taking a one-time charge in the fourth quarter of between $550,000 and $650,000 related to its October workforce reduction.

                                     -more-

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RESTRUCTURING OF EXCITE@HOME RELATIONSHIP
As part of the company's drive towards profitability, FairMarket has restructured its relationship with Excite@Home (Nasdaq: ATHM). The companies have terminated their existing contract and associated financial arrangements, and have entered into a new agreement. Under the terms of the new contract, FairMarket and Excite@Home will launch an Excite "Outlet Center."

FairMarket's technology will power the Outlet Center, a new offering focused on providing merchant-only discount listings for the sale of clearance and discount merchandise online in auction, falling price and fixed price formats.

"By restructuring our business relationship with Excite, we have strengthened our relationship and created increased economic value for both parties," added Rudden.

The termination agreement with Excite@Home has allowed FairMarket to eliminate a $7.5 million commitment to buy online advertising in 2001. Under the terms of the agreement, FairMarket purchased an incremental $500,000 in online advertising from Excite in the fourth quarter, which will be reflected as an expense in that quarter. Under the termination, FairMarket also purchased a permission-based email marketing database for $3.5 million, which was paid during the fourth quarter, but will be amortized over its useful life in 2001. As part of the termination, FairMarket also released any exclusive rights to provide auction services to consumers on the Excite Network.

The relationship also continues to cover FairMarket's Broadband auction services for Excite, reflecting the evolution of shopping to more interactive media and delivery technologies in the industry.

For additional information regarding the Excite Outlet Center, see FairMarket to Power New Excite Outlet Center release, dated January 2, 2001.

ABOUT FAIRMARKET
FairMarket, Inc. is a leading provider of dynamic pricing solutions for companies conducting commerce online. The company helps businesses generate online revenue by expanding e-commerce functionality and strengthening brand recognition. In the US, FairMarket's customers include some of the world's leading vendors and portals on the Web. Headquartered in Woburn, Mass., FairMarket has offices in the U.K. and Australia. The company can be reached at 800-531-7871 or on the Web at www.fairmarket.com.

FairMarket, FairMarket Network and the FairMarket logo are service marks of FairMarket, Inc. The names of actual companies

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and products mentioned herein may be the trademarks of their respective owners.

Excite@Home, @Home, Excite and the "@" stylized logo are trademarks of At Home Corporation and may be registered in certain jurisdictions.

This press release contains information about future expectations, plans and prospects of FairMarket, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including but not limited to market acceptance of FairMarket's online auction and other e-commerce services; growth of the market for dynamic e-commerce services; the competitive nature of the online markets in which FairMarket operates; FairMarket's ability to attract and retain qualified personnel; FairMarket's ability to retain existing customers and to obtain new customers; the operation and capacity of FairMarket's network system infrastructure; FairMarket's ability to expand into new geographic markets and the currency, regulatory and other risks associated with expansion into international markets; FairMarket's limited operating history; and the other risks and uncertainties discussed under the heading "Risk Factors" in FairMarket's prospectus filed with the Securities and Exchange Commission on March 14, 2000 in connection with FairMarket's initial public offering and the reports filed by FairMarket from time to time with the Securities and Exchange Commission. FairMarket assumes no obligation to update any of the information included in this press release.

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